UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 15, 2004
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-24543	91-1615590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          On December 15, 2004, the compensation committee of the board of directors of Cost-U-Less, Inc. approved our 2005 incentive bonus program with respect to several classes of key employees, including our executive officers. The design of the bonus program is substantially similar to our 2004 bonus program and other prior year programs, and all such programs reward achievement at specified levels of financial and departmental performance.

          Under the bonus program, and consistent with the 2004 predecessor program, each of our executive officers (excluding our chief executive officer) is eligible to receive a bonus based on a combination of our earnings from operations improvement over the prior fiscal year, as defined by the compensation committee, and a percentage of his or her salary based on departmental performance and our net income compared to our operating plan.

          Each store manager is eligible to receive a bonus based on a combination of store profitability, store gross margin return on inventory investment, and our operating income, all compared to our operating plan. Each corporate and depot-based key employee is eligible to receive a bonus based on departmental performance and our net income compared to our operating plan.

          The compensation committee’s approval of the bonus program shall not be deemed to create an enforceable agreement between us and any employee or executive officer, and the compensation committee retains discretion to reduce or refuse to authorize any awards under the bonus program despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the compensation committee or, with respect to non-executive officers, management authorizes payment of any awards under the bonus program following the completion of any fiscal year measurement periods.

Item 9.01 Financial Statements and Exhibits.

          (c)           Exhibits.

Exhibit No.	Description
99.1	Summary of 2005 Incentive Bonus Program

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.

Dated: December 21, 2004	By: /s/ Martin P. Moore

Name: Martin P. Moore Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Summary of 2005 Incentive Bonus Program